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Exhibit 3.3

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                              SAFESKIN CORPORATION


         Pursuant to the provisions of Sections 607.1006, Florida Statutes, the undersigned, Safeskin Corporation, a Florida corporation, by its Secretary, does hereby make and execute these Articles of Amendment to its Articles of
Incorporation:

1.       The name of the corporation is Safeskin Corporation.

2.       The text of the amendment adopted is as follows:

                  RESOLVED, that the Articles of Incorporation of this corporation be amended by amending ARTICLE VI thereof to read as follows:

                                   ARTICLE VI

                               BOARD OF DIRECTORS

         (1) The total number of directors of this corporation shall be no less than five and no more than ten, as fixed by the directors in accordance with the terms and conditions of the bylaws of the corporation.

         (2) The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2000, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2001, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2002, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of shareholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office


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         until such person's successor shall have been duly elected and qualified.

         (3) Directors shall only be removable for cause at a shareholders meeting by the affirmative vote of the majority of the votes received from those holders entitled to vote.

3. The date of the adoption of the amendment by the shareholders of the corporation was September 23, 1999.

4. The number of votes cast for the amendment by the shareholders of the corporation was sufficient for approval.

Dated:   December 7, 1999.

                                SAFESKIN CORPORATION


                                By       /s/ Seth S. Goldman
                                   ------------------------------------
                                Name:    Seth S. Goldman
                                Title:   Secretary


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